Exhibit 99.1

1111 South Arroyo Parkway 91105 PO Box 7084 Pasadena, California 91109-7084 1.626.578.3500 Fax 1.626.568.7144

Press Release

FOR IMMEDIATE RELEASE	January 24, 2011

For additional information contact:

John W. Prosser, Jr.

Executive Vice President, Finance and Administration

626.578.6803

Jacobs Engineering Group Inc. Reports Earnings

for the first Quarter of Fiscal 2011

PASADENA, CALIF — Jacobs Engineering Group Inc. (NYSE:JEC) announced today its financial results for the first quarter of fiscal 2011 ended December 31, 2010.

First Quarter Fiscal 2011 Highlights:

•	Net earnings for the quarter of $65.8 million;

•	Diluted EPS for the quarter of $0.52; and,

•	Backlog of $13.0 billion.

Jacobs reported today net earnings of $65.8 million, or $0.52 per diluted share, on revenues of $2.4 billion for its first quarter of fiscal 2011 ended December 31, 2010. This compares to net earnings of $72.4 million, or $0.58 per diluted share, on revenues of $2.5 billion for the first quarter of fiscal 2010 ended January 1, 2010.

Included in the Company’s results of operations for the first quarter of fiscal 2011 are after-tax costs of $5.5 million, or $0.04 per diluted share, related to due diligence costs incurred in support of its acquisition activities.

Included in the Company’s results of operations for the first quarter for fiscal 2010 is an after-tax charge of $5.8 million, or $0.04 per diluted share, relating to the Company having ceased use of one of its offices located in Houston, Texas, and entering into a sublease for the entire property.

Jacobs also announced today backlog totaling $13.0 billion at December 31, 2010, including a technical professional services component of $7.9 billion. Backlog at the end of the immediately preceding fiscal quarter totaled $13.2 billion, including a technical professional services component of $7.6 billion. Backlog at the end of the first quarter of fiscal 2011 reflects a reduction of approximately $450 million of field services backlog relating to a project where the client decided to procure the subcontracts, materials, and equipment directly. Backlog at the end of the first quarter of fiscal 2010 totaled $14.9 billion including a technical professional services component of $8.2 billion.

Commenting on the results for the first quarter, Jacobs President and CEO Craig L. Martin stated, “While the earnings for the quarter weren’t as strong as we would like, there is much to be positive about in the first quarter. Technical professional services backlog is up quarter over quarter and our prospects are strengthening in a number of markets.”

Commenting on the Company’s earnings outlook for the remainder of fiscal 2011, Jacobs Chief Financial Officer John W. Prosser, Jr. stated, “Including the net contribution from the previously announced acquisition of a number of Aker Solutions’ operations within its Process and Construction business, we are raising our guidance for fiscal year 2011 from a range of $2.30 to $2.80 to a range of $2.40 to $2.85 per share. We expect the acquisition to close in our second quarter.”

Jacobs is hosting a conference call at 11:00 a.m. Eastern Time on Tuesday, January 25, 2011, which they are webcasting live on the Internet at www.jacobs.com.

Jacobs is one of the world’s largest and most diverse providers of technical, professional, and construction services.

Statements made in this press release that are not based on historical fact are forward-looking statements. Although such statements are based on management’s current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements. We caution the reader that there are a variety of factors that could cause business conditions and results to differ materially from what is contained in our forward-looking statements. For example, the proposed acquisition of Aker Solutions’ process and construction business noted above may be delayed or may not be completed. Other factors could also cause actual results to differ from our forward-looking statements including those noted in our 2010 Form 10-K, and in particular the discussions contained under Item 1 – Business; Item 1A – Risk Factors; Item 3 – Legal Proceedings; and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations. We also caution the readers of this release that we do not undertake to update any forward-looking statements made herein.

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Financial Highlights:

Results of Operations (in thousands, except per-share data):

	Three Months Ended
	December 31, 2010	January 1, 2010
Revenues	$2,356,175	$2,477,785
Costs and Expenses:
Direct costs of contracts	(2,025,137)	(2,128,576)
Selling, general, and administrative expenses	(227,419)	(235,728)

Operating Profit	103,619	113,481

Other Income (Expense):
Interest income	924	838
Interest expense	(827)	(612)
Miscellaneous income (expense), net	7	(559)

Total other income (expense), net	104	(333)

Earnings Before Taxes	103,723	113,148
Income Tax Expense	(37,026)	(40,747)

Net Earnings	66,697	72,401

Net (income) loss attributable to noncontrolling interest	(874)	36

Net Earnings attributable to Jacobs	$65,823	$72,437

Earnings Per Share (“EPS”):
Basic	$0.53	$0.59
Diluted	$0.52	$0.58

Weighted Average Shares Used to Calculate EPS:
Basic	124,988	123,622
Diluted	126,640	125,302

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Other Operational Information (in thousands):

	Three Months Ended
	December 31, 2010	January 1, 2010
Revenues by Major Component:
Technical professional services	$1,204,813	$1,220,224
Field services	1,151,362	1,257,561

Total	$2,356,175	$2,477,785

Depreciation (pre-tax)	$14,199	$17,312

Amortization of Intangibles (pre-tax)	6,034	5,467

Pass-Through Costs Included in Revenues	534,888	727,266

Capital Expenditures	$6,664	$7,741

Selected Balance Sheet and Backlog Information (in thousands):

	December 31, 2010	January 1, 2010
Balance Sheet Information:
Cash and cash equivalents	$1,039,683	$1,055,038
Working capital	1,582,284	1,322,560
Total debt	82,424	114,087
Stockholders’ equity	2,954,911	2,723,414

Backlog Information:
Technical professional services	$7,871,900	$8,244,100
Field services	5,116,500	6,644,100

Total	$12,988,400	$14,888,200

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